EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

ECOS Holdings of Florida, Inc. (f/k/a Evans Environmental Corporation, Florida) Evans Environmental & Geological Science and Management, Inc. of Florida American Remedial Technologies, Inc., Florida
Evans Management Co., Inc., Florida
Evans Habitat Restoration, Inc., Florida (Dissolved)
Evans BioSystems, Inc., Florida (Dissolved)
Geos, Inc., Florida
Enviropact Consultants, Inc., Florida (Inactive)
PTV Corp., Colorado